Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and among

BESPOKE EXTRACTS, INC.
as Company,

DANIL POLLACK
as Seller,

and

INFINITY Management, LLC
as Buyer

dated as of

October 28, 2021

i

ii

iii

STOCK Purchase Agreement

This Stock Purchase Agreement (this “Agreement”), dated as of October 28, 2021 (the “Effective Date”), is entered into by and among Bespoke Extracts, Inc., a Nevada corporation (the “Company”), Danil Pollack, an individual (“Seller”, and together with the Company, the “Seller Parties”), and Infinity Management, LLC, a Delaware limited liability company (“Buyer”). Each of Company, Seller, and Buyer may hereafter be referred to individually as a “Party,” or collectively as the “Parties.”

Recitals

WHEREAS, as of the Effective Date, the Company has 248,889,621 shares of common stock, par value $0.001 per share, (the “Common Stock”) issued and outstanding, and 1 share of Series C Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”) issued and outstanding.

WHEREAS, Seller owns an aggregate of 126,000,000 shares of Common Stock and 1 share of Series C Preferred Stock of the Company;

WHEREAS, Seller desires to sell and transfer to Buyer, and Buyer wishes to purchase and acquire from Seller, 50,000,000 shares of Common Stock and 1 share of Series C Preferred Stock (the “Transaction”) upon the terms and conditions contained herein; and

WHEREAS, the Board of Directors of the Company (“Company Board”) has determined that the Transaction is desirable and in the best interests of the Company and its shareholders.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
Definitions

Section 1.01 Defined Terms

(a) “Business Day” means any day on which commercial banks are generally open for business in New York.

(b) “Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

(c) “IP” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other governmental authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing; (d) internet domain names and social media account or user names (including “handles”), whether or not trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not copyrights; and (e) all other intellectual or industrial property and proprietary rights.

(d) “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

(e) “Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of the Company to consummate the Transactions on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States economy or securities or financial markets in general; (ii) changes, conditions or effects that generally affect the industries in which the Company operates; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement; or (iv) conditions caused by acts of terrorism or war (whether or not declared); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii) or (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its business.

(f) “Ordinary Course of Business” means an action which is taken in the ordinary course of the normal day-to-day operations of the Person taking such action consistent with the past practices of such Person, is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

(g) “Organizational Documents” means the Articles of Incorporation, Bylaws and other corporate documents and agreements of the Company.

(h) “Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity

ARTICLE II
Purchase and Sale

Section 2.01 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (defined below), the Seller, shall sell, assign, transfer and deliver to Buyer, free and clear of all Liens, fifty million 50,000,000 shares of Common Stock (the “Common Shares”) (representing 20.1% of the issued and outstanding shares of Common Stock as of the Closing), and 1 share of Series C Preferred Stock (the “Series C Share,” and together with the Common Shares, the “Shares”) (representing 100% of the issued and outstanding Series C Preferred Stock as of the Closing) held by Seller.

Section 2.02 Purchase Price. In exchange for the sale, assignment, transfer and delivery of the Shares to Buyer, Buyer shall pay to the Seller a total cash consideration of $40,000 (the “Cash Consideration”) by wire transfer of immediately available U.S. Dollars to Seller.

Section 2.03 Cancellation and Satisfaction of Debenture. The Parties acknowledge and agree that the Company is currently indebted to Berique Labs LLC (“Berique”) in the amount of approximately $400,000 plus interest (including, without limitation, default interest) pursuant to a Convertible Debenture with an original issue date of December 24, 2019, as amended by Amendment No. 1 thereto, dated May 28, 2020, Amendment No. 2 thereto, dated August 21, 2020, Amendment No. 3 thereto, dated December 10, 2020, Amendment No. 4 thereto, dated January 15, 2021, Amendment No. 5 thereto, dated April 2, 2021, and Amendment No. 6 thereto, dated August 2, 2021 (as amended, the “Debenture”) which is in default as of the Effective Date. The Debenture shall be terminated and all amounts otherwise due and payable thereunder shall be forgiven at the Closing pursuant to a debt forgiveness and release agreement between the Company and Berique in substantially the form attached hereto as Exhibit A (the “Cancellation and Satisfaction Agreement”).

Section 2.04 Holdback. The Company, Buyer and Seller agree that at Closing Buyer shall make a capital contribution to the Company, in the amount of $4,792.29, which represents the amount necessary to pay in full the “Holdback Creditors,” which are those creditors of the Company as set forth in Exhibit B hereto, and which the Company shall to use to pay in full the Holdback Creditors.

Section 2.05 Wire Instructions. At the Closing, the Buyer shall pay the Cash Consideration to Seller pursuant to wire instructions provided to Buyer at least three Business Days prior to the Closing Date.

Section 2.06 Closing. Upon the terms and subject to the conditions set forth herein, the closing (the “Closing”) of the Transaction shall take as soon as practicable (and, in any event, within three Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Transaction set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions) such date refererred to herein as the “Closing Date”, unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall take place by electronic exchange of PDF documents. The consummation of the Transaction shall be deemed to occur at 12:01 a.m. on the Closing Date.

Section 2.07 Transfer Taxes. Seller shall pay, and shall reimburse Buyer for, any sales, use or transfer taxes, documentary charges, recording fees or similar taxes, charges, fees or expenses, if any, that become due and payable as a result of the Transaction.

Section 2.08 Withholding Taxes. Buyer shall be entitled to deduct and withhold from the Purchase Price all taxes that Buyer may be required to deduct and withhold under any provision of tax law. All such withheld amounts shall be treated as delivered to Seller hereunder.

ARTICLE III
Representations and Warranties of Seller Parties

Seller Parties, jointly and severally, represent and warrant to Buyer that the statements contained in this Article II are true and correct as of the Effective Date. For purposes of this Article II, “Seller Parties’ knowledge,” “knowledge of Seller Parties” and any similar phrases shall mean the actual or constructive knowledge of Seller.

Section 3.01 Organization and Authority of Seller Parties; Enforceability.

(a) Seller is an adult individual and citizen of Canada with the requisite capacity to enter into this Agreement. The Company is a corporation duly organized and validly existing and, at the Closing Date, will be in good standing under the laws of the State of Nevada. The Company has the requisite corporate power and authority to carry on its business as presently conducted, to own and operate its properties and assets, to execute and deliver this Agreement, and to carry out the provisions of this Agreement. The Company is duly qualified to do business and is in good standing as a foreign company in all jurisdictions in which the nature of its activities and of its properties makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a Material Adverse Effect on the Company or its business.

(b) The Company does not own or control any equity security or other interest of any other corporation, partnership, limited liability company or other business entity. The Company is not a participant in any joint venture, partnership, limited liability company or similar arrangement. Except as disclosed in its periodic reports filed with the Securities and Exchange Commission, since its inception, the Company has not consolidated or merged with, acquired all or substantially all of the assets of, or acquired the equity securities of or any interest in any corporation, partnership, limited liability company or other business entity

(c) The execution, delivery and performance by Seller Parties of this Agreement and the transactions contemplated hereby (a) have been duly authorized by all necessary action of the Seller Parties, (b) do not violate, conflict with or result in any breach or default of (or with due notice or lapse of time or both would result in any breach, default or contravention of), or the creation of any lien under, any contractual obligation of the Seller Parties or any requirement of law applicable to the Company, and (d) do not violate any judgment, injunction, writ, award, decree or order (collectively, “Orders”) of any governmental authority against, or binding upon, the Company. There are no actions, subpoenas, suits, proceedings, claims, complaints, disputes, arbitrations or investigations (collectively, “Claims”) pending, initiated, or, to the knowledge of the Sellers, threatened, at law, in equity, in arbitration or before any governmental authority against the Company.

Section 3.02 Capitalization of the Company.

(a) The Company’s authorized capital stock consists of 3,000,000,000 shares of common stock, par value $0.001, of which 248,889,621 shares are issued and outstanding, and 50,000,000 shares of preferred stock, par value $0.001, of which 1,000 shares are designated Series A Preferred Stock, none of which are issued and outstanding, and 1 share of Series C Preferred Stock is designated, issued and outstanding. To the knowledge of the Company, based on the shareholder report provided by the Company’s transfer agent, as of the date set forth therein,All shares of Common Stockare owned of record by the shareholders in the amounts set forth in the shareholder’s list provided by the Company’s transfer agent attached hereto as Exhibit C. There are no outstanding dividends, whether current or accumulated, due or payable on any of the capital stock of the Company.

(b) Seller is the legal owner, and has good and marketable title (beneficially and of record) to all of the Shares. The Shares, when sold to the Buyer pursuant to this Agreement, will be: (i) duly authorized, validly issued, and outstanding; (ii) fully paid, non-assessable, and free of preemptive rights; and (iii) free and clear of any and all pledges, claims, restrictions, charges, liens, security interests, encumbrances, or other interests of third parties of any nature whatsoever. As of the date hereof: (i) there are no outstanding options, warrants, rights, commitments, or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of the Company, except for outstanding warrants and convertible notes disclosed in the SEC Reports (defined below), (ii) there are no voting trusts, voting agreements, proxies, or other agreements, instruments, or undertakings with respect to the voting of any Company securities to which the Company or any of its shareholders is a party; and (iii) there are no restrictions on transfer of any Company securities except for restrictions imposed by applicable laws or by the express terms of this Agreement. Except as disclosed in the SEC Reports, there are no contracts, commitments, understandings or arrangement by which the Company is bound to issue additional registered capital, share capital or other securities.

Section 3.03 No Conflicts; Consents.

(a) The execution and delivery of this Agreement by each Seller Party do not, and the performance of this Agreement by each Seller Party will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any governmental authority, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), and blue sky laws and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of the Transaction or otherwise prevent any Seller Party from performing its material obligations under this Agreement.

Section 3.04 Compliance.

(a) The Company has complied in all material respects, and is now complying in all material respects, with all Laws applicable to the Company or its business, properties or assets, including being current in all of the Company’s reporting obligations under federal securities laws and regulations; and all prior issuances of securities have been either registered under the Securities Act, or exempt from registration; and the Company is not in material violation or breach of, conflict with, in default under (with or without the passage of time or the giving of notice or both) any provisions of (i) its Organizational Documents, or (ii) any mortgage, indenture, lease, license or any other agreement or instrument, except that the Company is in default under the Debenture, and except for such violations, conflicts, breaches, or defaults that would not result in a Material Adverse Effect.

(b) The Company has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2020, together with any amendments, restatements or supplements thereto (collectively, the “SEC Reports”). As of their respective dates, the SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in the case of any SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other SEC Report. Each director and executive officer of the Company is in material compliance with the filing requirements of Section 16(a) of the Exchange Act and the rules and regulations thereunder.

Section 3.05 Financial Statements.

(a) Each of the financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which, individually or in the aggregate, have not been, and would not reasonably be expected to be, material). The Company has no off-balance sheet arrangements that are not disclosed in the SEC Reports. No financial statements other than those of the Company are required by GAAP to be included in the financial statements of the Company included in the SEC Reports (the “Company Financial Statements”).

(b) Except as set forth in the SEC Reports, there are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company, and the Company has not, during the periods included in the SEC Reports, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Neither the Company (including, to the knowledge of the Company, any employee thereof) nor the Company’s independent auditors has identified or been made aware of (i) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or (ii) as of the date hereof, any claim or allegation regarding any of the foregoing.

(d) As of the date hereof, there are no outstanding comments from the SEC with respect to the SEC Reports. To the knowledge of the Company, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 3.06 Absences of Certain Changes. Other than as set forth in the SEC Reports or as contemplated by this Agreement (including, without limitation, the default under the Debenture, and the transfer of assets and the obligation to make certain “inventory earn out” payments contemplated under the Cancellation and Transfer Agreement), and except that the Company is party to a lease agreement for property located at 323 Sunny Isles Boulevard, Suite 700, Sunny Isles, FL (the “Company Lease”), since the date of the Company Financial Statements, and other than in the Ordinary Course of Business, there has not been, with respect to the Company, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the Organizational Documents;

(c) split, combination or reclassification of any shares of the capital stock of the Company;

(d) issuance, sale or other disposition of any of the capital stock of the Company, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of the capital stock of the Company, except for the issuance of 2,000,000 shares of common stock upon conversion of a debenture in September 2021;

(e) declaration or payment of any dividends or distributions on or in respect of any of the capital stock of the Company or redemption, purchase or acquisition of the capital stock the Company;

(f) material change in any method of accounting or accounting practice of the Company, except as disclosed in the notes to the Company Financial Statements;

(g) entry into any material Contract;

(h) incurrence, assumption or guarantee of any material indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business;

(i) transfer, assignment, sale or other disposition of any material amount of assets shown or reflected in the Company Financial Statements or cancellation of any material debts or material entitlements;

(j) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of the Company’s employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees of the Company, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, independent contractor or consultant of the Company;

(k) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Company, or (ii) collective bargaining or other agreement with a union, in each case whether written or oral, involving the Company;

(l) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of the Company’s stockholders, directors, officers and employees; or

(m) action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Company following the Closing.

Section 3.07 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of the Seller Parties.

Section 3.08 Taxes. The Company: (i) has duly filed (taking into account any extension of time within which to file) all material tax returns it is required to file as of the date hereof and all such filed tax returns are complete and accurate in all material respects, except that, the Company has not filed certain tax returns for 2019 and 2020; (ii) has paid all taxes that are shown as due on such filed tax returns and any other material taxes that it is otherwise obligated to pay, except with respect to current period taxes that are not yet due and payable or otherwise being contested in good faith and for which adequate reserves in accordance with GAAP have been established in the financial statements contained in the SEC Reports, and no material penalties or charges are due with respect to the late filing of any tax return required to be filed by or with respect to them, except that, the Company may incur certain penalties as result of failure to timely file certain tax returns for 2019 and 2020, estimated by the Company to be approximately $2,500; (iii) with respect to all material tax returns filed by or with respect to them, has not waived any statute of limitations with respect to the assessment of any material taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency which such waiver or extension remains in effect; (iv) does not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of taxes or material tax matters pending, asserted or proposed or threatened in writing; and (v) has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

Section 3.09 Books and Records. The minute books and stock record books of the Company, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The existing minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the Company Board, and any committees of the Company Board in all material respects. At the Closing, all of those books and records will be in the possession of the Company and will be delivered to Buyer.

Section 3.10 Undisclosed Liabilities.

(a) The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise (“Liabilities”) except (a) those which are adequately reflected or reserved against in the SEC Reports, (b) under the Company Lease, or (c) as contemplated under the Cancellation and Satisfaction Agreement, and which are not, individually or in the aggregate, material in amount.

(b) Except as set forth in Exhibit B, or as contemplated under the Cancellation and Satisfaction Agreement as of the Closing Date, the Company will have fully paid all creditors, debtors, vendors and service providers for all obligations that have become due and payable as of the Closing Date.

(c) There are no lawsuits, actions or administrative, arbitration or other proceedings or governmental investigations ongoing, pending or threatened against or relating to the Company, Sellers or the Company’s properties or business. The Company has not entered into or been subject to any consent decree, compliance order, or administrative order with respect to any property owned, operated, leased, or used by the Company. The Company has not received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any property owned, operated, leased, or used by the Company or any facilities or operations thereon.

Section 3.11 Intellectual Property.

(a) Except as set forth in the SEC Reports (it being acknowledged, wihout limitation, that the Company has granted a security interest in certain IP as disclosed in the SEC Reports, it being further acknowledged that the Company will transfer certain Company IP prior to closing pursuant to the Cancellation and Satisfaction Agreement the Company is the sole legal and beneficial owner of all its IP (“Company IP”), which is set forth on Schedule 3.11(a), free of all Encumbrances, and has the valid right to use all other IP used in or necessary for the conduct of the business as currently conducted.

(b) The Company’s prior and current use of its respective IP has not and does not infringe, violate, dilute, or misappropriate the IP of any other person or entity. To the knowledge of Seller Parties, no person or entity is infringing, misappropriating, diluting, or otherwise violating any of the Company IP.

(c) There is no action (including any oppositions, interferences or reexaminations) settled, pending or, to the knowledge of Seller Parties, threatened (including in the form of offers to obtain a license) alleging any infringement, misappropriation, dilution, or violation by any of the Seller Parties of the IP of any person or entity, challenging the validity, enforceability, registrability, or ownership of any of the Company IP, or by any of the Seller Parties or any other person or entity alleging any infringement, misappropriation, dilution, or violation by any person or entity of any of the Company IP. None of the Seller Parties are subject to any order of any governmental authority (including any motion or petition therefor) that does or would restrict or impair the use of any of the Company IP, or restrict the licensing of any of the Company IP to any person or entity.

(d) None of the past or present employees, officers, directors, managers, members or shareholders of the Seller Parties have any rights in any of the Company IP, or in any inventions, whether or not patented, which have been or are used by the Company in its business or which pertain to its business.

Section 3.12 Agreements; Contracts and Commitments. Except for this Agreement, the Company Lease, the Cancellation and Satisfaction Agreement, or as set forth in the SEC Reports or agreements or arrangements with vendors made in the Ordinary Course of Business, there are no agreements, understandings, instruments, contracts or proposed transactions, or judgments, orders, writs or decrees, to which the Company is a party or by which it is bound. The Company is not a guarantor or indemnitor of any indebtedness of any other person, party or entity. The Company has not declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its equity securities.

Section 3.13 Title to Property. Except for the Company Lease, the Company does not own or lease any real property. There are no options or other contracts under which the Company has a right or obligation to acquire or lease any interest in real property or personal property.

Section 3.14 Private Offering. No registration of the Shares, pursuant to the provisions of the Securities Act, or any state securities or “blue sky” laws, will be required by the sale of the Shares in the manner contemplated in Section 1 herein. Sellers agree that neither they, nor anyone acting on their behalf, shall offer to sell the Shares or any other securities of the Company so as to require the registration of the Sharess pursuant to the provisions of the Securities Act, as amended, or any state securities or “blue sky” laws.

Section 3.15 Good Title. Seller is the record and beneficial owner, and has good title to the Shares, with the right and authority to sell and deliver such Shares, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever (collectively, “Liens”). None of the Shares is subject to pre-emptive or similar rights, either pursuant to any Company Organizational Document, requirement of Law or any Contract, and Seller does not have any pre-emptive rights or similar rights to purchase or receive shares of Common Stock or other interests in the Company. Seller has the power and authority to transfer the Shares to the Buyer as contemplated pursuant to the terms of this Agreement and upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering Buyer or its designee as the new owner of the Shares in the records maintained by the Company, Buyer or its designee will receive good title to such Shares, free and clear of all Liens.

Section 3.16 Full Disclosure. No representation or warranty by Seller Parties in this Agreement and no statement contained in the Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV
Representations and Warranties of Buyer

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof. For purposes of this Article IV, “Buyer’s knowledge,” “knowledge of Buyer” and any similar phrases shall mean the actual knowledge of Buyer, without any duty to inquire.

Section 4.01 Authority of Buyer; Enforceability. Buyer is a Delaware limited liability company and has full power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the Transaction. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller Parties) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the Transaction, do not and will violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer. No consent, approval, waiver or authorization is required to be obtained by Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the Transaction.

Section 4.03 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Buyer.

Section 4.04 Legal Proceedings. There is no Action pending or, to Buyer’s knowledge, threatened against or by Buyer or any affiliate of Buyer that challenges or seeks to prevent, enjoin or otherwise delay the Transaction. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.05 Accredited Investor Status. Buyer represents and warrants to Seller that (i) Buyer is an accredited investor as defined under the Securities Act, and (ii) Buyer has reviewed the SEC Reports including without limitation, the terms of the Series C Preferred Stock as disclosed therein. Without limiting the generality of the foregoing, Buyer understands that (i) an investment in the Company involves a high degree of risk, including the possible loss of the Buyer’s entire investment, (ii) there is no market for the Series C Preferred Stock and a limited market for the Common Stock, (iii) the Series C Preferred Stock may not be transferred or sold without the consent of the Company, (iv) the Series C Preferred Stock is not convertible into any other securities, and (v) the Shares have not been registered under the Securities Act or state securities laws, constitute restricted securities under the Securities Act, and may not be transferred or sold except pursuant to an effective registration statement under the Securities Act and applicable state securities laws, or an available exemption therefrom.

ARTICLE V
Covenants

Section 5.01 Public Announcements. Except as required by applicable Law, prior to the Closing the Parties shall consult with each other before issuing any press release or making any public statement with respect to this Agreement or Transactions, provided that, the Company, Seller, and Buyer may make such filings with the SEC as they determine are necessary or appropriate in consultation with counsel.

Section 5.02 Limitation of Business Activities of the Company Prior to Closing. Prior to the Closing, except for the Transaction or as contemplated under this Agreement or the Cancellation and Satisfactoin Agreement, the Company will not, without the prior written consent of Buyer, (i) make any material change in the type or nature of its business, or in the nature of its operations, (ii) create or suffer to exist any debt, other than that currently in existence or undertaken to complete projects ongoing or to meet short term working capital needs, or (iii) enter into any new agreements of any kind or undertake any new obligations or liabilities likely to have a material impact on its business.

Section 5.03 Consent of Third Parties. Each of the Parties will give any notices to third parties, and will use its commercially reasonable efforts to obtain any third-party consents, that the other Parties reasonably may request in connection with this Agreement. Each of the Parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters in this Agreement.

Section 5.04 Tax Covenants.

(a) Without the prior written consent of Buyer, Seller Parties and their respective affiliates and representatives shall not, to the extent it may affect, or relate to the Company, make, change or rescind any tax election, amend any tax return or take any position on any tax return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the tax Liability or reducing any tax asset of Buyer or the Company. Seller Parties agree that, except as contemplated under Section 3.08, Buyer is to have no Liability for any tax resulting from any action of Seller Parties after the Effective Date and their affiliates and representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Company) against any such tax or reduction of any tax asset.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with Transaction shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 5.05 Resignation of Old and Appointment of New Board of Directors and Officers The Company and the Seller shall take such corporate action(s) and make such SEC filings, including a filing of an information statement on Schedule 14F-1, in compliance with the Exchange Act and as otherwise required by the Company’s Organizational Documents to duly (a) appoint such persons who names shall be delivered to the Company, to their respective positions as designated by Buyer, to be effective as of the Closing Date, and (b) submit to the Buyer, together with all required corporate action(s) the resignation of all members of the board of directors, and any and all corporate officers as of the Closing Date, all of which actions shall be certified and delivered to the Buyer as effective at Closing by the Seller in such form and substance satisfactory to the Buyer. Following the execution of this Agreement and through the date of effectiveness of such resignations, no other officers or directors shall be appointed or elected to serve the Company except as otherwise expressly provided herein.

ARTICLE VI
CONDITIONS PRECEDENT TO THE OBLIGATIONS of Buyer

Section 6.01 Accuracy of Representations and Performance of Covenants. Each of the representations and warranties made by the Seller Parties shall be true and correct in all material respects, other than representations and warranties which are qualified by materiality and the representations and warranties as set forth in Section 3.05, each of which shall be true and correct in all respects, in each case, as of the Closing Date as if made on such date, and the Company shall have performed or complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing

Section 6.02 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality that prohibits the consummation of the Transaction, and Buyer shall have obtained the approval of any governmental authorities as required in order to consummate the Transaction.

Section 6.03 Consents. All consents, approvals, waivers or amendments pursuant to all Contracts, licenses, permits, trademarks and other intangibles in connection with the Transaction, or required for the Closing to occur.

Section 6.04 SEC Reports. The Company shall be current and up-to-date with all reporting and filing obligations with the SEC pursuant to the Securities Act and the Exchange Act.

Section 6.05 OTC Reports. The Company shall be current and up-to-date with all reporting and filing obligations to the OTC Markets.

Section 6.06 Schedules and Other Information. The Company shall have delivered to Buyer the financial statements of the Company and other books and records reasonably requested in connection with Buyer’s due diligence investigation of the Company, and there shall have been no disclosure in any financial statements or any schedule delivered after the Effective Date or in any disclosure provided in connection with such due diligence investigation, which in the reasonable determination of Buyer differs materially from the information it has received as of the Effective Date and which does or may have a materially adverse effect on the value of the business of the Company or on its assets, properties or goodwill.

Section 6.07 Schedule 14F-1. No later than ten calendar days prior to the Closing, the Company shall have filed and mailed to each of the Company’s stockholders an information statement required by Rule 14f-1 of the Exchange Act, in connection with the change of directors contemplated in Section 5.05.

Section 6.08 Form 8-K. The Company shall have timely filed a Current Report on Form 8-K disclosing entry into this Agreement by the Parties.

ARTICLE VII
Closing Deliveries

Section 7.01 Seller’s Deliveries. At the Closing, Seller Parties shall deliver to Buyer the following:

(a) This Agreement, which will be deemed a Stock Transfer Power for the Common Stock transferred hereunder, executed by Seller.

(b) Stock Transfer Power for the Series C Perferred Stock transferred hereunder, executed by Seller.

(c) The books and records of the Company, including all Edgar and other codes of the Company necessary to make filings with the SEC.

(d) All management accounts and other records desirable and necessary for Buyer to prepare and file the Company’s annual report for the year ended August 31, 2021, on Form 10-K with the Securities and Exchange Commission.

(e) A certificate of the Secretary or Assistant Secretary (or equivalent officer) of the Company certifying as to: (i) the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing Date in accordance with Article III; and (ii) the performance of and compliance with its covenants and obligations to be performed or complied with at or before the Closing in accordance with Article V.

(f) A certificate of the Secretary or Assistant Secretary (or equivalent officer) of the Company certifying as to (i) the resolutions of the stockholders and directors, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the Transaction, and appointing designees of the Buyer as directors and officers of the Company, effective upon the Closing, and (ii) the names and signatures of the officers of the Company authorized to sign this Agreement and the documents to be delivered hereunder.

(g) Cancellation and Satisfaction Agreement executed by the Company.

(h) Signed resignation letters of all existing officers and directors of the Company, effective upon the Closing.

(i) Written confirmation from the Company’s stock transfer agent that it has received all documentation necessary to effectuate the transfer of the Common Shares to the Buyer.

Section 7.02 Buyer’s Deliveries. At the Closing, Buyer shall deliver the following to Seller:

(a) The Cash Consideration.

ARTICLE VIII
Indemnification

Section 8.01 Survival of Representations and Covenants. All representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the Closing.

Section 8.02 Indemnification By Seller. Subject to the other terms and conditions of this Article VIII, from and after the Closing, Seller shall defend, indemnify and hold harmless Buyer, up to a maximum amount of the Cash Consderation, the Company, and their affiliates, members, shareholders, managers, directors, officers, employees and agents from and against:

(a) all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements (a “Loss”), arising from or relating to any inaccuracy in or breach of any of the representations or warranties of Seller Parties contained in this Agreement or any document to be delivered hereunder;

(b) any Loss arising from or relating to any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller Parties pursuant to this Agreement or any document to be delivered hereunder; or

(c) any Loss arising from or relating to any Liabilities of the Seller Parties existing on or before the Closing not contemplated under this Agreement.

Section 8.03 Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, from and after the Closing, Buyer shall defend, indemnify and hold harmless Seller and his affiliates from and against all Losses arising from or relating to:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any document to be delivered hereunder; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any document to be delivered hereunder.

Section 8.04 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a person or entity who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 8.05 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by law.

Section 8.06 Effect of Investigation. Buyer’s right to indemnification or other remedy based on the representations, warranties, covenants and agreements of Seller Parties contained herein will not be affected by any investigation conducted by Buyer with respect to, or any knowledge acquired by Buyer at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

Section 8.07 Cumulative Remedies. The rights and remedies provided in this Article VIII are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

ARTICLE IX
Miscellaneous

Section 9.01 Expenses. Except as otherwise provided in Section 1.04, all costs and expenses incurred in connection with this Agreement and the Transaction shall be paid by the Party incurring such costs and expenses.

Section 9.02 Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transaction.

Section 9.03 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the 3rd day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.03):

If to Seller (or Company):	Danil Pollack

If to Buyer):	Infinity Management, LLC
E-mail:
Attention:

with a copy to:	Saul Ewing Arnstein & Lehr LLP
161 North Clark Street
Suite 4200
Chicago, IL 60601
Facsimile: (312) 876-0288
E-mail:
Attention:

Section 9.04 Headings; Construction. Whenever the context requires, the gender of any word used in this Agreement includes the masculine, feminine, or neuter, and the number of any word includes the singular or plural. All references to Articles and Sections refer to the Articles and Sections of this Agreement, and all references to Annexes, Exhibits and Schedules refer to the Annexes, Exhibits and Schedules attached hereto, each of which is made a part hereof for all purposes. The headings in this Agreement are for convenience only; they do not form a part of this Agreement and shall not affect its interpretation.

Section 9.05 Severability. If any term or provision set forth in this Agreement shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remainder of this Agreement, other than those provisions held to be invalid, illegal or unenforceable, shall be construed in all respects as if such invalid, illegal or unenforceable term or provision were omitted.

Section 9.06 Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in documents to be delivered hereunder, the Annexes, Exhibits and Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control.

Section 9.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign his or its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

Section 9.08 No Third-Party Beneficiaries. Except as provided in Article VII, this Agreement is for the sole benefit of the Parties and their respective heirs, successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.09 Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by all Parties.

Section 9.10 Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.11 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York. Each party hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the County of New York over any dispute relating to this Agreement and each party hereto hereby irrevocably agree that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts.

Section 9.12 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT HE OR IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION.

Section 9.13 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Seller Parties (i) agree that he or it shall not oppose the granting of such specific performance or relief, and (ii) hereby irrevocably waives any requirements for the security or posting of any bond in connection with such relief.

Section 9.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

Buyer:	Seller:

INFINITY MANAGEMENT, LLC	/s/ Danil Pollack
Danil Pollack

By:	/s/ Michael Feinsod
Name:	Michael Feinsod
Title:	Managing Member

Company:

Bespoke Extracts, Inc.

By:	/s/ Danil Pollack
Name:	Danil Pollack
Title:	Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

Schedule 3.11(a)

Company IP

See attached.

Exhibit A

Form of Cancellation and Satisfaction Agreement

See attached.

Exhibit B

Holdback Creditors

See attached.

Exhibit C

Shareholder Report

See attached.